UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SONICWALL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SONICWALL, INC.
NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholders:
      We cordially invite you to attend the SonicWALL, Inc. 2005 Annual Meeting of Shareholders. The meeting will be held on Wednesday, October 26, 2005 at 8:00 a.m. local time, at our offices located at 1143 Borregas Avenue, Sunnyvale, California 94089. At the meeting we will:

1. Elect our Board of Directors;

2. Ratify the selection of Armanino McKenna LLP as auditors of our financial statements for the fiscal year ending December 31, 2005; and

4. Transact any other business as may properly come before the meeting.
      Shareholders who owned our stock at the close of business on August 31, 2005 may attend and vote at the meeting. If you cannot attend the meeting, you may vote as instructed on the enclosed Proxy Card or by mailing the Proxy Card in the enclosed postage prepaid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.
      Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly mail your proxy in the envelope provided. Alternatively, in lieu of returning signed Proxy Cards, registered shareholders of record can vote their shares by telephone by calling 1-800-690-6903 or via the Internet at www.proxyvote.com by following the instructions included on your Proxy Card. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Annual Meeting in person, as your proxy is revocable at your option.
      We look forward to seeing you at the meeting.

Sincerely,

Frederick M. Gonzalez
Vice President, General Counsel and
Corporate Secretary
Sunnyvale, California

2005 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

SONICWALL, INC.
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
      Our Board of Directors is soliciting proxies for the 2005 Annual Meeting of Shareholders. The meeting will be held on Wednesday, October 26, 2005 at 8:00 a.m. local time, at our principal executive offices located at 1143 Borregas Avenue, Sunnyvale, California 94089. Our telephone number at that location is (408) 745-9600.
      This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Voting materials, which include this Proxy Statement, a Proxy Card and our 2004 Annual Report to Shareholders, were first mailed to shareholders entitled to vote on or about September 12, 2005.
Costs of Solicitation
      We will pay the costs of soliciting proxies from shareholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Certain of our directors, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone or electronic communication.
Record Date and Shares Outstanding
      Only shareholders of record at the close of business on August 31, 2005, are entitled to attend and vote at the annual meeting. On the record date, 64,337,075 shares of our common stock were outstanding and held of record by 125 shareholders. The closing price of our common stock on the Nasdaq National Market on the record date was $5.97 per share.
QUESTIONS AND ANSWERS
      Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:	Why am I receiving these materials?

A:	Our Board of Directors is providing these proxy materials for you in connection with our annual meeting of shareholders, which will take place on October 26, 2005. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. SonicWALL’s 2004 Annual Report and audited financials statements, Proxy Card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the meeting:

• Election of the nominees for director set forth in this Proxy Statement; and

• Ratification of the selection of Armanino McKenna LLP as our auditors.

Q:	What is SonicWALL’s voting recommendation?

A:	Our Board of Directors recommends that you vote your shares “FOR” each of the eight nominees to our Board of Directors and “FOR” ratification of the selection of our independent auditors.

Q:	Who can vote at the meeting?

A:	Our Board of Directors has set August 31, 2005 as the record date for the annual meeting. All shareholders who owned SonicWALL common stock at the close of business on the record date of August 31, 2005 may attend and vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Shareholders do not have the right to cumulate votes. On August 31, 2005, 64,337,075 shares of our common stock were outstanding. Shares held as of the record date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders of SonicWALL hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record
      If your shares are registered directly in your name with SonicWALL’s transfer agent, EquiServe Trust Company, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by SonicWALL. As the shareholder of record, you have the right to grant your voting proxy directly to SonicWALL or to vote in person at the annual meeting. SonicWALL has enclosed a Proxy Card for you to use. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the meeting?”
Beneficial Ownership
      If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request a legal proxy from your stockbroker in order to vote at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the meeting?”

Q:	How many votes does SonicWALL need to hold the meeting?

A:	A majority of SonicWALL’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares

Shares are counted as present at the meeting if you:

• are present and vote in person at the meeting; or

• have properly submitted a Proxy Card or voted by telephone or via the Internet.

Q:	How are votes counted?

A:	You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you abstain from voting on the other proposal, it has the same effect as a vote against. If you just sign your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each Director and “FOR” ratification of the selection of our independent auditors. If you do not vote and you hold your shares in a brokerage account in your broker’s name, also known as “street name” (see description of “Beneficial Ownership” above), your shares will not be counted in the tally of the number of shares cast “FOR,” “AGAINST” or “ABSTAIN” on any proposal where your broker does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, shares held in street name that are not voted, known as “broker non-votes,” may be counted for the purpose of establishing a quorum for the meeting as described above under the caption “Beneficial Ownership.” Voting results are tabulated and certified by our transfer agent, EquiServe Trust Company, N.A.

Q:	What is the voting requirement to approve each of the proposals?

A:	With respect to Proposal One (the election of our directors), directors are elected by a plurality vote, and therefore the eight individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Proposal Two (ratification of the selection of our auditors) requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock represented at the annual meeting, in person or by proxy, and entitled to vote.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the meeting. Even if you plan to attend the annual meeting, SonicWALL recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by telephone, using the Internet or by mail. Please refer to the summary instructions included on your Proxy Card. For shares held in street name, a voting instruction card will be provided by your stockbroker or nominee.

BY TELEPHONE OR THE INTERNET — If you have telephone or Internet access, you may submit your proxy by following the “Vote by Phone” or “Vote by Internet” instructions on the Proxy Card.

BY MAIL — You may do this by signing your Proxy Card or, for shares held in street name, by following the voting instruction card provided by your stockbroker or nominee and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my Proxy Card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may do this by signing a new Proxy Card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the meeting.

Q:	Who are the proxies and what do they do?

A:	The two persons named as proxies on the enclosed Proxy Card, Matthew Medeiros, our President and Chief Executive Officer, and Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the Proxy Card, it will be voted in accordance with the instructions you indicate on the Proxy Card. If you submit the Proxy Card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One and Two.

Q:	What is “householding” and what does it mean if I receive more than one proxy or voting instruction card?

A:	In an effort to reduce printing costs and postage fees, SonicWALL has adopted a practice approved by the Securities and Exchange Commission called “householding.” Under this practice and commencing with the proxy statement for our 2006 annual meeting, shareholders who have the same address and last name will receive only one copy of our proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Please indicate your preference as provided on the proxy card.

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each SonicWALL proxy card and voting instruction card that you receive.

Q:	What happens if additional proposals are presented at the annual meeting?

A:	Other than the two proposals described in this Proxy Statement, SonicWALL does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Matthew Medeiros, our President and Chief Executive Officer, and Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of SonicWALL’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within SonicWALL or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, shareholders provide written comments on their Proxy Card, which are then forwarded to SonicWALL’s management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	SonicWALL will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by SonicWALL’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. SonicWALL may retain the services of a third party firm to aid in the solicitation of proxies. In addition, SonicWALL may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
Shareholder Proposals Sought To Be Included in our 2006 Proxy Materials
      Our shareholders may submit proposals that they believe should be voted upon at our next year’s annual meeting or nominate persons for election to our Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our 2006 proxy statement and proxy. Rule 14a-8 generally provides that the deadline for receipt of shareholder proposals to be included in a company’s proxy statement is not later than 120 calendar days before the one-year anniversary of the mailing date of the proxy for the previous year’s annual meeting. Please note, however, that Rule 14a-8 also provides that if a company changes its annual meeting date by more than 30 days from the date of the prior year’s meeting, then this 120-day deadline does not apply, and instead, the deadline for proposals to be included in a company’s proxy materials is a “reasonable time before the company begins to print and mail its proxy materials.”
      SonicWALL currently intends to hold its 2006 annual meeting of shareholders on June 9, 2006, which is a change of more than 30 days from the date of the 2005 annual meeting of shareholders. Consequently, any shareholder proposal sought to be included in SonicWALL’s proxy materials for the 2006 annual meeting must be received by SonicWALL a reasonable time before the company begins to print and mail its proxy materials. SonicWALL considers proposals received before January 20, 2006 to be a reasonable time before it begins to print its proxy materials for the 2006 annual meeting.
      Shareholder proposals or nominations must be submitted in writing to the attention of the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089. Shareholders interested in submitting a proposal or nomination are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The timely submission of a shareholder proposal or nomination does not guarantee that it will be included in our 2006 proxy statement.
Shareholder Proposals Not Eligible or Intended To Be Included in our 2006 Proxy Materials
      Alternatively, under our Bylaws, shareholders may submit proposals or nominations that they believe should be voted upon at the 2006 annual meeting, but do not seek to include in our 2006 proxy statement pursuant to Rule 14a-8. Any such shareholder proposal or nomination must be timely submitted in writing to the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, for the 2006 annual meeting of shareholders. To be timely, any such shareholder proposal or nomination must be received by the Secretary not later April 10, 2006, which is 60 days prior to the 2006 annual meeting. If a shareholder gives notice of such a proposal or nomination after this date, the shareholder will not be permitted to present the proposal or nomination to the shareholders for a vote at the annual meeting.
CORPORATE GOVERNANCE AND OTHER MATTERS
Board Independence
      The Board has determined that each of the current directors standing for election, except Matthew Medeiros, our President and Chief Executive Officer, has no material relationship with our company and is independent within the meaning of the director independence standards of the Nasdaq Stock Market, Inc., or Nasdaq, as currently in effect. The Board has also determined that each member of each of the committees has no material relationship with our company and is independent within the meaning of the Nasdaq director independence standards.
Consideration of Shareholder Recommendations and Nominations
      It is the policy of the 2005 Corporate Governance and Nominations Committee to consider both recommendations and nominations for candidates to our Board of Directors from shareholders.

      A shareholder who desires to recommend a candidate for election to our Board of Directors shall direct the recommendation in writing to the Company Corporate Secretary, 1143 Borregas Avenue, Sunnyvale, California 94089, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and our company within the last three years and evidence of the nominating person’s beneficial ownership of our stock and amount of stock holdings.
      If, instead, a shareholder desires to nominate a person directly for election to our Board of Directors, the shareholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Shareholder Proposals” above) and meet the deadlines and other requirements set forth in Section 2.14 of our Bylaws, including sending a notice to the Company Corporate Secretary setting forth, (i) the name and address of the shareholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed, (ii) a representation that the shareholder is a holder of record of our stock that intends to vote such stock at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) if applicable, a description of all arrangements or understandings between the shareholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (iv) if applicable, the consent of each nominee as a director of our company if so elected.
Identifying and Evaluating Nominees for Director
      The 2005 Corporate Governance and Nominations Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to our full Board of Directors for selection, as director nominees, are as follows:

•	The committee regularly reviews the current composition and size of our Board, and in the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates for director.

•	The committee shall review the qualifications of any candidates who have been properly recommended or nominated by a shareholder, as well as those candidates who have been identified by management, individual members of our Board of Directors or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper.

•	The committee shall evaluate the performance of our Board of Directors as a whole and evaluate the performance and qualifications of individual members of our Board of Directors eligible for re-election at the annual meeting of shareholders.

•	The committee shall consider the suitability of each candidate, including the current members of our Board of Directors, in light of the current size and composition of our Board of Directors. In evaluating the qualifications of the candidates, the committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. While the committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall effectiveness of the Board of Directors and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	After such review and consideration, the committee selects, or recommends that our Board of Directors select, the slate of director nominees, either at a meeting of the committee at which a quorum is present or by unanimous written consent of the committee.

•	The committee will endeavor to notify, or cause to be notified, in a timely manner all director candidates of its decision as to whether to nominate such individual for election to our Board of Directors.
      In 2004, the committee retained Board Search Partners to identify appropriate candidates to fill vacancies on our Board of Directors. As part of this engagement, Board Search Partners prepared background statements for each of the identified candidates, coordinated interview schedules between the candidates and members of the Board of Directors and management and obtained and interviewed references of each of the potential candidates.
Shareholder Communication with our Board of Directors
      As a shareholder of SonicWALL, Inc., you may contact any of our directors by writing to them by mail c/o SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089.
      Any shareholder communications directed to the Board of Directors (other than concerns regarding questionable accounting or auditing matters directed directly to the Audit Committee) will first go to the General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our shareholder communications log.
      The General Counsel will forward all such original shareholder communications to our Board of Directors for review.
Code of Ethics for Senior Executive and Financial Officers and Code of Conduct
      We have adopted a Code Ethics for Principal Executive and Senior Financial Officers and a Code of Conduct for all employees and members of our Board of Directors. Our Code of Ethics and our Code of Conduct are posted on our Internet website. The address of our website is www.sonicwall.com, and our Code of Ethics and our Code of Conduct may be found under the corporate governance section of our website. We will post any amendments to, or waivers from, our Code of Ethics and our Code of Conduct at that location on our website.
Attendance by Board Members at the Annual Meeting of Shareholders
      It is the policy of our Board of Directors to encourage board members to attend the annual meeting of shareholders. Six directors attended in person the last annual meeting of shareholders, which was held on June 4, 2004.

PROPOSAL ONE
ELECTION OF DIRECTORS
      The following eight persons have been nominated for election to our Board of Directors. Proxy holders will vote for the eight candidates listed below. Each director is elected annually by the shareholders and serves on the Board of Directors until the next annual meeting of shareholders or until his or her successor has been elected and qualified.

•	Charles Berger	•	David W. Garrison
•	Charles D. Kissner	•	Matthew Medeiros
•	Keyur A. Patel	•	John C. Shoemaker
•	Cary H. Thompson	•	Edward F. Thompson
      Our Board of Directors currently consists of seven members. Robert M. Williams resigned from our Board of Directors on June 8, 2005. All of the director nominees are current directors of our company, with the exception of Keyur A. Patel who, if elected, will begin serving in such capacity effective as of the October 26, 2005 date of the annual meeting of shareholders. Our Bylaws provide that the number of directors of SonicWALL shall not be less than five nor more than nine, with the exact number of directors within that range set by our Board of Directors. The exact number of directors is currently set at eight.
      If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the current Board of Directors to fill the vacancy. At this time, we are not aware of any nominee who is unable or who will decline to serve as a director. If additional individuals are nominated for election as a director, the vote for the nominees will be determined by the proxy holders.
Officers and Directors
      The following table gives certain information as to each person nominated for election as a director and our executive officers as of July 31, 2005:

Name	Age	Position

Charles D. Kissner(3)	58	Chairman of the Board
Matthew Medeiros	49	President and Chief Executive Officer and Director
Frederick M. Gonzalez	56	Vice President, General Counsel and Corporate Secretary
Robert B. Knauff	43	Vice President, Finance, Corporate Controller and Chief Accounting Officer
Robert D. Selvi	49	Chief Financial Officer
Charles Berger(1)	51	Director
David W. Garrison(1)(2)	50	Director
Keyur A. Patel	40	Director
John C. Shoemaker(2)(3)	62	Director
Cary H. Thompson(1)	48	Director
Edward F. Thompson(1)	67	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominations Committee.
Director Nominees
      Charles Berger has been a director of our company since December 2004. Since March 2003, Mr. Berger has been President and Chief Executive Officer of Nuance Communications, Inc., a leader in the voice automation market. Mr. Berger has more than 25 years experience in high technology. Prior to Nuance, Mr. Berger was President and Chief Executive Officer of Vicinity, Inc., a leading provider of locations-based technology and solutions from December 2001 through 2002. He has also held the position of Chief Executive Officer at AdForce from July 1997 through June 2001 and prior to that was Chief Executive Officer at Radius, Inc. Earlier in his career, he held senior executive roles at a range of market-leading companies including Sun Microsystems, Apple Computer, and Rolm. Mr. Berger holds a Bachelors of Science degree in Business Administration from Bucknell University and a Masters Degree in Business Administration from Santa Clara University. Mr. Berger serves on the board of directors of Nuance Communications, Inc. and Tier Technologies, Inc.
      David W. Garrison has served as a director of our company since January 2003. He is currently President and Chief Executive Officer of iBahn (formerly STSN), a provider of broadband services for hotels, and has served in such position since October 2002. From 2000 to 2001, Mr. Garrison was Chairman and Chief Executive Officer of Verestar, a satellite services company, where he also served on the board of Verestar’s parent company, American Tower. From 1995 to 1998, Mr. Garrison was Chairman and Chief Executive Officer of Netcom, a pioneer Internet service provider. Mr. Garrison has served as independent director on more than a half dozen boards of private and public companies. Mr. Garrison holds a Bachelor of Science degree from Syracuse University and a Master of Business Administration degree from Harvard University.
      Charles D. Kissner has served as a director of our company since July 2000 and as Chairman of our Board of Directors since March 2003. He is currently Chairman and Chief Executive Officer of Stratex Networks, Inc., a global provider of wireless transmission solutions where he had served as Chairman of the Board since 1997 and as Chief Executive Officer from 1995 to 2000 and from 2001 to present. Previously, Mr. Kissner was vice president/general manager of M/ A-Com, Inc., a manufacturer of radio and microwave communication products, and president, chief executive officer and a director of Aristacom International, Inc., a communications software company. He was executive vice president of Fujitsu Network Switching, Inc. and held several key positions at AT&T (now Lucent Technologies) in general management, finance, sales, marketing, and engineering. Mr. Kissner serves on the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Kissner holds a Bachelor of Science degree from California State Polytechnic University and a Master of Business Administration degree from Santa Clara University.
      Matthew Medeiros was named our President and Chief Executive Officer and appointed to our Board of Directors in March 2003. Prior to joining SonicWALL, Mr. Medeiros had served since 1998 as President and Chief Executive Officer of Philips Components. As the chief architect of the liquid crystal display (LCD) joint venture between Philips Electronics and LG Electronics, Mr. Medeiros established Philips as a leader in flat displays. Before Philips, Mr. Medeiros was vice president and general manager for the Optical Polymers Group, and vice president of business development for the Electronic Materials division of AlliedSignal. Mr. Medeiros also has extensive background in PC manufacturing, operations and materials management following executive positions at Radius, NeXT Computer and Apple Computer. Mr. Medeiros graduated from the University of San Francisco with a bachelor’s degree in business administration in management science.
      Keyur A. Patel is a nominee to our Board of Directors and, if elected, will begin serving in such capacity effective as of the October 26, 2005 date of the annual meeting of shareholders. From June 2003 to March 2005, he served as executive vice president, business development/ corporate strategy and global head of consumer electronics and digital entertainment for Maxtor Corporation, one of the world’s leading suppliers of hard disk drives for desktop, enterprise and consumer electronics applications. From April 2002 to March 2003, Mr. Patel served as senior vice president strategy, marketing and technology at Inktomi Corporation, a provider of World Wide Web search services for Internet portal and search destination sites prior to its acquisition by Yahoo! Inc. in March 2003. In April 2000, he founded wireless firm Brience, Inc., where he served as vice chairman and executive vice president, strategy and marketing until June 2002. Over the prior ten years, Mr. Patel held various executive positions, including chief strategy officer and member of the executive board and managing partner for e-business worldwide for KPMG Consulting Worldwide, managing director and chief architect at Price Waterhouse, co-founder, chairman and chief executive officer of Webvibe, Inc. and co-founder and chief technology architect of PSI Ltd. Mr. Patel holds a Bachelor of

Science degree in electronics and telecommunications from Gujarat University in Ahmedabad, India and a Master of Science degree in computer engineering from the Michigan Technology University.
      John Shoemaker has served as a director of our company since August 2004. Mr. Shoemaker has three decades of high-technology experience. Beginning in 1990 and continuing through June 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, including executive vice president, worldwide operations organizations and executive vice president and general manager for its Computer Systems Division. Previously, Mr. Shoemaker served in a number of senior executive positions with the Xerox Corporation. Mr. Shoemaker received a bachelor’s degree from Hanover College, where he is currently on the Board of Trustees. He also holds a Master of Business Administration degree from Indiana University where he is a member of the School of Business Dean’s Advisory Council and CIO Advisory Council. He has also completed Ph.D. coursework at the Indiana University School of Government and has served on the boards of various private and not-for-profit entities.
      Cary H. Thompson has served as a director of our company since January 2001. Mr. Thompson has served as senior managing director for Bear, Stearns & Co., Inc. since 1999 and is the head of Corporate Finance for Bear, Stearns’ Los Angeles office. Mr. Thompson joined Bear Stearns from Aames Financial Corporation where he served as chief executive officer from June 1996 to June 1999. Mr. Thompson received a Bachelor of Arts degree from the University of California, Berkeley, and a Juris Doctorate from the University of Southern California Law School. Mr. Thompson serves on the board of directors of Fidelity National Financial, Inc. and Fidelity National Information Systems, Inc.
      Edward F. Thompson has been a director of our company since December 2003. Prior to joining our Board of Directors, Mr. Thompson was a consultant to the Audit Committee of our Board of Directors beginning in June 2003. Mr. Thompson has served as a senior advisor to Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995. From 1976 to 1994, Mr. Thompson served in a series of management positions with Amdahl Corporation including, from August 1983 to June 1994, chief financial officer and secretary of Amdahl and from October 1985 to June 1994, chief executive officer of Amdahl Capital Corporation. Mr. Thompson holds a Master of Business Administration degree in operations research from Santa Clara University and a Bachelor of Science degree in aeronautical engineering from the University of Illinois. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Thompson is a member of the board of directors of Stratex Networks, Inc. and Niku Corporation.
Executive Officers
      Frederick M. Gonzalez was named Vice President and General Counsel in January 2004 and was elected Corporate Secretary in March 2004. From August 2002 until July 2003, Mr. Gonzalez was vice president and general counsel for Extreme Network, Inc. and from May 2000 until August 2002, he was vice president and general counsel for Polycom, Inc. Prior to Polycom, Mr. Gonzalez served in various positions within the corporate legal department at Amdahl Corporation, including associate general counsel from 1994 until May 2000. Mr. Gonzalez received a Bachelor of Science degree in Chemistry, a Master of Business Administration degree and a Juris Doctor degree (summa cum laude) from Santa Clara University. He currently serves on the Board of Visitors of the Santa Clara University School of Law and on the Board of Directors of the Silicon Valley Law Foundation. He is a member of the bar in the State and Federal Courts in California and the United States Supreme Court.
      Robert B. Knauff was named our Vice President, Finance, Controller and Chief Accounting Officer in November 2003. From September 1997 until November 2003, Mr. Knauff held various management roles at Rational Software Corporation, including Corporate Controller. Beginning in February 2003, Mr. Knauff led the financial integration of Rational Software into IBM. Prior to joining Rational Software, Mr. Knauff held various financial management and controller positions in the high technology industry. Mr. Knauff received a Bachelor of Arts degree in business economics from the University of California, Santa Barbara, and is a Certified Public Accountant in the State of California.

      Robert D. Selvi was named our Vice President and Chief Financial Officer in January 2005. Mr. Selvi has 25 years of experience in senior financial management roles at leading technology companies. From 1992 to 1995, Mr. Selvi held the position of Chief Financial Officer at Claris Corporation. He was also Chief Financial Officer at Cooper & Chyan Technology from 1995 to 1997 and Artisan Components from 1997 to 1999. Most recently, Mr. Selvi served as Chief Financial Officer of Kontiki, a private enterprise software company, from 2001 to 2004. Mr. Selvi currently serves on the Board of Directors of eSilicon Corporation, Sunnyvale, California, and on the Advisory Board of Santa Clara University’s Leavey School of Business. He holds a Bachelor of Science degree in Commerce and a Master of Business Administration degree, each from Santa Clara University.
Board of Directors Meetings
      During the fiscal year ended December 31, 2004, our Board of Directors met eight times, including telephone conference meetings, and acted by written consent in lieu of a meeting on three occasions. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Board of Directors on which such director served (held during the period that such director served).
Committees of the Board of Directors
      Standing committees of our Board of Directors include an Audit Committee, a Compensation Committee and a Corporate Governance and Nominations Committee. Each of the committees operates under a written charter adopted by our Board of Directors. All of the committee charters can be viewed at the corporate governance section of our website.

Audit Committee and Audit Committee Financial Expert
      In 2004 the Audit Committee of our Board of Directors consisted of directors Charles D. Kissner, Cary H. Thompson, Edward F. Thompson (chair) and David W. Garrison. On January 28, 2004, Mr. Kissner resigned from the Committee. Upon his appointment to our Board of Directors in December 2004, Charles Berger was appointed to the Audit Committee. The Audit Committee met nine times during fiscal year 2004. The Audit Committee makes recommendations to our Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to our auditors, and our accounting practices. The Audit Committee, among other things, meets separately with our independent auditors and our senior management, and reviews the general scope of our accounting, financial reporting, annual audit and the results of the annual audit and interim financial statements, auditor independence issues, and the adequacy of the Audit Committee’s charter. The Audit Committee operates under a written charter that was approved by our Board of Directors on April 6, 2004 and which can be viewed at the corporate governance section of our website at www.sonicwall.com. The Audit Committee of our Board of Directors currently consists of directors Edward F. Thompson (chair), Charles Berger, Cary H. Thompson and David W. Garrison, each of whom is independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ Listing standards. Our Board of Directors has determined that Edward F. Thompson is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended.

Compensation Committee
      In 2004 the Compensation Committee of our Board of Directors consisted of directors David A. Shrigley (chair), David W. Garrison and Robert M. Williams. On June 4, 2004, Mr. Shrigley resigned from the Committee. In July 2004, David Garrison was appointed as chair of the Compensation Committee and in connection with his appointment to our Board of Directors on July 29, 2004, John C. Shoemaker was appointed to the Compensation Committee. In connection with his resignation from our Board of Directors on June 8, 2005, Mr. Williams resigned from the Committee. The Compensation Committee met eight times during fiscal year 2004, acted by written consent in lieu of meeting on ten occasions to approve stock option grants to new employees and acted by written consent in lieu of meeting on one occasion to approve annual stock option grants to existing employees. The Compensation Committee, among other things, reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans and makes recommendations to our Board of Directors regarding these matters. The Compensation Committee of our Board of Directors currently consists of directors David W. Garrison (chair) and John C. Shoemaker.

Corporate Governance and Nominations Committee
      In 2004 the Corporate Governance and Nominations Committee of our Board of Directors consisted of directors Charles D. Kissner, David A. Shrigley and Robert M. Williams (chair). On June 4, 2004, Mr. Shrigley resigned from the Corporate Governance and Nominations Committee. Upon his appointment to our Board of Directors on July 29, 2004, John C. Shoemaker was appointed to the Corporate Governance and Nominations Committee. In connection with his resignation from our Board of Directors on June 8, 2005, Mr. Williams resigned from the Committee. The Corporate Governance and Nominations Committee met five times during fiscal year 2004. The Corporate Governance and Nominations Committee, among other things, establishes and recommends policies and procedures with respect to our Board of Directors, the other committees of our Board of Directors, as they shall from time to time be constituted, and their interaction with management, and corporate governance policies generally; establishes procedures for the director nomination process; seeks and recommends qualified candidates for election to our Board of Directors at the annual meetings of our shareholders; nominates officers for election by our Board of Directors; and considers nominees for election to our Board of Directors proposed by the shareholders. The Corporate Governance and Nominations Committee of our Board of Directors currently consists of directors Charles D. Kissner (chair) and John C. Shoemaker.
Vote Required
      Directors shall be elected by a plurality vote. The eight nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.
Board Recommendation
      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF DIRECTORS.
PROPOSAL TWO
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
      Our Board of Directors has selected Armanino McKenna LLP as our independent auditors for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of auditors for ratification by the shareholders at the 2005 Annual Meeting. Before making the selection, the Audit Committee carefully considered the qualifications of Armanino McKenna LLP as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with Armanino McKenna LLP in all of these respects. Representatives of Armanino McKenna LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
      PricewaterhouseCoopers LLP audited our financial statements from the time of our initial public offering in 1999 to May 2005. On May 19, 2005, PricewaterhouseCoopers LLP advised us that it was resigning as our independent registered public accounting firm effective as of that date.

      The reports of PricewaterhouseCoopers LLP on our company’s financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except as set forth below.
      In connection with its audits for each of the two most recent fiscal years and through May 19, 2005, there were no disagreements with PricewaterhouseCoopers LLP of any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their report on the financial statements for such years, other than as follows: In connection with PricewaterhouseCoopers LLP’s review of the quarter ended June 30, 2004, there was a disagreement with respect to the calculation of sales returns reserves associated with our company’s sales to distributors in EMEA and a sale to a distributor in Japan for which adequate evidence of an arrangement had not been obtained. The disagreement was resolved by our recording an adjustment to the sales returns reserves and deferring the revenue on the sale to the distributor in the quarter ended June 30, 2004. This disagreement was reported to the Audit Committee. We have authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of Armanino McKenna LLP concerning the subject matter of the disagreement.
      Selection of our company’s independent auditors is not required by our Bylaws or otherwise to be submitted to a vote of the shareholders of our company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee of our Board of Directors to be directly responsible for the appointment, compensation and oversight of the audit work of our independent auditors. However, our Board of Directors is submitting the selection of Armanino McKenna LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Armanino McKenna LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

Audit and Non-Audit Fees
      The following table sets forth fees for services PricewaterhouseCoopers LLP provided during fiscal years 2004 and 2003:

	2004	2003

Audit fees(1)	$900,000	$297,000
Audit-related fees(2)	$—	$21,000
Tax fees(3)	$27,235	$159,000
All other fees	$—	$—

Total	$927,235	$477,000

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)	Represents fees for the audit of our 401K Plan.

(3)	Represents fees for tax consulting and preparation of our tax returns. Our company engaged Deloitte & Touche during the second quarter of 2004 for Sarbanes-Oxley consulting and preparation of tax returns.
      For fiscal year 2004, the Audit Committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP were compatible with maintaining the independence of PricewaterhouseCoopers LLP and concluded that the independence of PricewaterhouseCoopers LLP was maintained and was not compromised by the services provided. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the independent accountants. During fiscal year 2004, all of the services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with this policy.

Vote Required
      If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to ratify the selection of Armanino McKenna LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of Armanino McKenna LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.
Board Recommendation
      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL TWO.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of July 31, 2005, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.
      Unless otherwise indicated, each of the following shareholders can be reached at or care of our principal offices at 1143 Borregas Avenue, Sunnyvale, California 94089.

	Number of
	Shares of	Percentage of
	Common Stock	Shares of
	Beneficially	Common Stock
Name	Owned(1)	Outstanding

5% Shareholders:
NWQ Investment Management Company, LLC(2)	6,941,265	10.8%
FMR Corp.(3)	5,862,000	9.1%
Sreekanth Ravi(4)	5,118,182	8.0%
Sudhakar Ravi(5)	4,970,786	7.7%
Directors and Executive Officers:
Matthew Medeiros(6)	1,500,000	2.3%
Charles D. Kissner(7)	178,749	*
Michael M. Stewart(8)	149,999	*
Cary H. Thompson(9)	103,750	*
Robert B. Knauff(10)	63,019	*
Frederick M. Gonzalez(11)	46,353	*
David W. Garrison(12)	31,666	*
Edward F. Thompson(13)	29,062	*
John C. Shoemaker(14)	25,000	*
Charles Berger	—	—
Keyur A. Patel	—	—
Robert D. Selvi	—	—
Kathleen M. Fisher	—	—
All directors, nominees and current executive officers as a group (11 persons)(15)	1,977,599	3.0%

*	Represents less than 1%.

(1)	Percentage of beneficial ownership is based on 64,311,879 shares of common stock outstanding as of July 31, 2005, together with option shares that may be exercised within 60 days of July 31, 2005 (“Vested Options”). Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. Vested Options are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	The number of shares beneficially owned is as of March 31, 2005, pursuant to a Schedule 13G/ A filed by NWQ Investment Management Company, LLC with the SEC on April 12, 2005. The address of NWQ Investment Management Company, LLC is 2049 Century Park East, 4th Floor, Los Angeles, CA 90067.

(3)	The number of shares beneficially owned is as of December 31, 2004, pursuant to a Schedule 13G/ A filed by FMR Corp. with the SEC on February 14, 2005. FMR Corp. possesses sole voting power with respect to 59,800 shares and sole dispositive power with respect to 5,862,000 shares. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(4)	The number of shares beneficially owned is as of December 31, 2004, pursuant to a Schedule 13G/ A filed by Sreekanth Ravi with the SEC on February 18, 2005. Includes 690,000 shares held by Sreekanth Ravi 1999 Pot Trust. The address of Sreekanth Ravi is c/o Code Green Networks, Inc., 840 W. California Avenue, Sunnyvale, CA 94086.

(5)	The number of shares beneficially owned is as of December 31, 2004, pursuant to a Schedule 13G/ A filed by Sudhakar Ravi with the SEC on February 18, 2005. Includes 597,500 shares held by Sudhakar and Sumithra Ravi 1999 Trust. The address of Sudhakar Ravi is c/o Code Green Networks, Inc., 840 W. California Avenue, Sunnyvale, CA 94086.

(6)	Includes 1,500,000 Vested Options.

(7)	Represents 178,749 Vested Options.

(8)	Represents 149,999 Vested Options.

(9)	Represents 103,749 Vested Options.

(10)	Represents 63,020 Vested Options.

(11)	Represents 46,353 Vested Options.

(12)	Represents 31,666 Vested Options.

(13)	Represents 29,062 Vested Options.

(14)	Represents 25,000 Vested Options.

(15)	Represents an aggregate of 1,977,599 Vested Options.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
      The following table provides information concerning the compensation received for services rendered to our company in all capacities during the years ended December 31, 2004, 2003 and 2002 by our Chief Executive Officer and by each of our other most highly compensated executive officers whose aggregate compensation exceeded $100,000 during fiscal 2004. This table is based on earned compensation.

					Long-Term
					Compensation
					Awards

	Annual Compensation				Securities
					Underlying	All Other
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Options (#)	Compensation ($)

Matthew Medeiros(1)	2004	450,000	360,000		—	—
President and Chief Executive Officer	2003	347,885	—		2,400,000	—
	2002	—	—		—	—
Michael M. Stewart(2)	2004	200,000	192,499	(3)	75,000	—
Vice President, Worldwide Sales	2003	73,077	50,000		300,000	—
	2002	—	—		—	—
Kathleen M. Fisher(4)	2004	226,000	52,000		—	130,000	(5)
Former Chief Financial Officer	2003	113,000	15,000		375,000	—
	2002	—	—		—	—
Frederick M. Gonzalez(6)	2004	189,807	60,480		145,000	—
Vice President, General Counsel and	2003	—	—		—	—
Corporate Secretary	2002	—	—		—	—
Robert B. Knauff(7)	2004	160,000	52,000		75,000	—
Vice President, Finance, Corporate	2003	18,462	20,000		100,000	—
Controller and Chief Accounting Officer	2002	—	—		—	—

(1)	Commenced employment in March 2003.

(2)	Mr. Stewart’s employment with our company as Vice President, Worldwide Sales commenced in August 2003 and terminated in July, 2005.

(3)	Represents commission payments.

(4)	Ms. Fisher’s employment with our company as Chief Financial Officer commenced in July 2003 and terminated in October 2004.

(5)	Represents severance payment of $130,000.

(6)	Commenced employment in January 2004.

(7)	Commenced employment in November 2003.

Options Granted in Last Fiscal Year
      The following table provides information regarding stock options we granted in fiscal 2004 to our Chief Executive Officer and to each of our other most highly compensated executive officers whose aggregate compensation exceeded $100,000 during fiscal 2004. The table includes the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. We granted all options under our stock option plans at exercise prices equal to the fair market value of our common stock on the date of grant.

	Individual Grants					Potential Realizable
						Value at Assumed
	Number of		Percent of			Annual Rates of Stock
	Securities		Total Options			Price Appreciation for
	Underlying		Granted to			Option Term(5)
	Options		Employees in	Exercise Price	Expiration
Name	Granted (#)		Fiscal Year(3)	($/Sh)(4)	Date	5% ($)	10% ($)

Matthew Medeiros	—		—	—	—	—	—
Michael M. Stewart	75,000	(1)	2.0%	5.50	10/11/2014	259,419	657,419
Kathleen M. Fisher	—		—	—	—	—	—
Frederick M. Gonzalez	70,000	(2)	1.9%	8.52	01/26/2014	375,073	950,508
Frederick M. Gonzalez	75,000	(1)	2.0%	5.50	10/11/2014	259,419	657,419
Robert B. Knauff	75,000	(1)	2.0%	5.50	10/11/2014	259,419	657,419

(1)	This option was granted on October 11, 2004 and vests as to one-forty-eighth of the shares on November 11, 2004 and each one month anniversary thereafter, subject to the employee’s continued employment with our company.

(2)	This option was granted on January 26, 2004 and vests as to one-fourth of the shares on January 26, 2005 and as to one-forty-eighth of the shares at the end of each month thereafter, subject to the employee’s continued employment with our company.

(3)	In 2004, we granted options to purchase up to an aggregate of 3,753,070 shares to employees.

(4)	The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(5)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
Aggregated Option Exercises and Fiscal Year-End Option Values
      The following table provides information regarding options exercised during fiscal 2004 and unexercised options held as of December 31, 2004 by our Chief Executive Officer and by each of our other most highly compensated executive officers whose aggregate compensation exceeded $100,000 during fiscal 2004.

				Number of Securities
				Underlying Unexercised		Value of Unexercised In-the
	Number of			Options at		Money Options at
	Shares			Fiscal Year-End (#)		Fiscal Year-End ($)(2)
	Acquired on	Value
Name	Exercise (#)	Realized ($)		Exercisable	Unexercisable	Exercisable	Unexercisable

Matthew Medeiros	—	—		1,050,000	1,350,000	3,087,000	5,967,000
Michael M. Stewart	—	—		103,125	271,875	141,563	336,938
Kathleen M. Fisher	92,156	69,804	(1)	25,031	—	26,283	—
Frederick M. Gonzalez	—	—		3,125	141,875	2,563	58,938
Robert B. Knauff	—	—		30,208	144,792	2,563	58,938

(1)	On various dates in 2004, shares were exercised and simultaneously sold. The value realized is based on the per share sale prices of shares of our common stock, minus the per share exercise price, multiplied by the number of shares exercised on the respective sale date.

(2)	The value of underlying securities is based on the $6.32 per share closing price of our common stock on December 31, 2004 minus the aggregate exercise price.
Director Compensation
      On July 23, 2002 our Board of Directors adopted and we began paying the following cash compensation to our non-employee directors for their services as directors and members of committees of our Board of Directors: (i) an annual payment of $12,000 for service as a non-employee director, to be payable on a quarterly basis on the first day of each quarter; (ii) a payment of $1,000 per Board meeting attended in person, to be payable on the date of each such meeting so attended; (iii) a payment of $500 per Board meeting attended by phone, to be payable on the date of each such meeting so attended; (iv) an annual payment of $5,000 for service on the Audit Committee, to be payable on a quarterly basis on the first day of each quarter; (v) an annual payment of $3,000 for service on the Compensation Committee, to be payable on a quarterly basis on the first day of each quarter; (vi) an annual payment of $3,000 for service on the Corporate Governance and Nominations Committee, to be payable on a quarterly basis on the first day of each quarter; (vii) a payment of $1,000 per committee meeting attended in person, to be payable on the date of each such meeting so attended; and (viii) a payment of $500 per committee meeting attended by phone, to be payable on the date of each such meeting so attended. On October 24, 2003, our Board of Directors approved the following changes to the cash compensation to our non-employee directors for their services as directors and members of committees of our Board of Directors: (1) the chairperson of each Board committee shall be paid an additional annual cash retainer of $3,000 to be payable on a quarterly basis on the first day of each quarter and (2) the annual cash retainer for non-employee directors was increased from $12,000 to $25,000 to be payable on a quarterly basis on the first day of each quarter.
      On July 23, 2002 our Board of Directors adopted the following policy with respect to stock option grants to our non-employee directors: (i) upon initial appointment as a director, each director will be granted an option to purchase 25,000 shares of our common stock, which option will vest monthly over four years; and (ii) each director will be granted an additional option to purchase 20,000 shares of our common stock annually on the date of our annual meeting of shareholders, which option will vest monthly over four years. On July 29, 2004, our Board of Directors approved the following changes to the policy regarding stock option grants to our non-employee directors: (1) all future option grants to provide for full vesting one year after the grant date and extension of the option exercise period after ceasing to be a non-employee director from 90 days to two years, and (2) all future option grants, as well as the modification of all options previously granted to directors David W. Garrison, Charles D. Kissner, Cary H. Thompson, Edward F. Thompson and Robert M. Williams, to provide for full acceleration of vesting of non-vested option shares if within the 12 month period following certain changes in control of our company, the director ceases serving as a member of our Board of Directors other than upon (i) voluntary resignation, (ii) death or disability or (iii) removal for cause. During 2004, directors John C. Shoemaker and Charles Berger were each granted, upon their initial appointment, a 25,000 share option at per share exercise prices of $6.86 and $5.99, respectively, and directors David W. Garrison, Charles D. Kissner, Cary H. Thompson, Edward F. Thompson and Robert M. Williams were each granted a 20,000 share option at a per share exercise price of $7.66.
Employment Contracts and Termination of Employment and Change in Control Arrangements
      On March 14, 2003, we entered into an employment agreement with Matthew Medeiros, our President and Chief Executive Officer, which agreement was amended and restated on July 29, 2004 and which provides for an annual base salary of $450,000 plus a targeted annual bonus payment equal to 100% of base salary, up to a maximum of 200% of base salary, based on milestones to be established by our Board of Directors or Compensation Committee. In addition, the amended and restated employment agreement acknowledges the grant of a 2,400,000 share stock option to Mr. Medeiros in 2003 vesting over four years and provides for certain severance benefits if Mr. Medeiros is terminated without cause or if he resigns for good reason, subject to Mr. Medeiros entering into a release of claims with our company. These severance benefits differ depending on when in relation to a change of control such termination occurs. In the first instance, if Mr. Medeiros’ employment terminates without cause or if he resigns for good reason prior to 90 days before a change of control or more than one year after a change of control, he shall receive the following severance benefits: (i) a lump sum payment equal to 12 months salary and (ii) an additional lump sum payment determined by averaging the target percentages achieved under our annual bonus plan with respect to any company fiscal year quarters already concluded in the year of termination and multiplying such average percentage by 150% of base salary; provided, however, that if Mr. Medeiros’ termination occurs in the first quarter of a company fiscal year, then such average percentage shall be equal to the target percentage achieved in the most recently concluded fiscal year. Alternatively, if Mr. Medeiros’ employment terminates within 90 days prior to a change of control through one year following a change of control (the “Change of Control Period”), he shall receive the following severance benefits: (i) a lump sum payment equal to two years’ salary, (ii) accelerated vesting as to all stock options and other equity compensation then held, and (iii) a bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year Mr. Medeiros is employed by us.
      On October 24, 2003, we entered into an offer letter with Robert B. Knauff, our Vice President, Finance, Controller and Chief Accounting Officer, which provides for an annual base salary of $160,000, a sign-on bonus of $20,000 plus an annual bonus payment of up to 40% of base salary, subject to our company achieving our financial goals and the achievement by Mr. Knauff of defined performance goals. In addition, the offer letter recommends the grant of a 100,000 share stock option vesting over four years
      On January 21, 2004, we entered into an offer letter with Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, which provides for an annual base salary of $210,000 plus an annual bonus payment of up to 40% of base salary, subject to our company achieving our financial goals and the achievement by Mr. Gonzalez of defined performance goals. In addition, the offer letter recommends the grant of a 70,000 share stock option vesting over four years.
      On January 19, 2005, we entered into an offer letter with Robert D. Selvi, our Chief Financial Officer, which provides for an annual base salary of $260,000 plus an annual bonus payment of up to 40% of base salary. In addition, the offer letter recommends the grant of a 375,000 share stock option vesting over four years.
      We entered into a Retention and Severance Agreement for Executive Officers with each of Kathleen M. Fisher, Robert B. Knauff, Frederick M. Gonzalez and Michael M. Stewart on April 20, 2004, and with Robert D. Selvi on January 24, 2005. Each such agreement provides for certain severance benefits if the executive officer is terminated without cause, subject to the executive officer entering into a release of claims with our company. If such termination occurs outside of a change of control, then the executive officer would be entitled to receive severance pay equal to his base salary rate, as then in effect, for a period of six months from the date of termination as well as six months of his targeted annual bonus. If such termination occurs (i) without cause during the period commencing on or after the public announcement of a definitive agreement that would result in a change of control of our company and ending on the date which is 12 months following a change of control or (ii) as a result of resignation by the executive officer for good reason during the period commencing on or after the public announcement of a definitive agreement that would result in a change of control of our company and ending on the date which is 12 months following a change of control, then the executive officer would be entitled to (a) receive a lump sum severance payment in an amount equal to 12 months base salary plus 12 months of his targeted bonus amount for the year of termination, (b) 50% accelerated vesting of all unvested equity awards granted prior to the change of control if he has been employed by our company for less than one year and (c) 100% accelerated vesting of all unvested equity awards granted prior to the change of control if he has been employed by our company for one year or longer.
      On June 20, 2003, we entered into an offer letter with Kathleen M. Fisher, our former Chief Financial Officer, which provided for an annual base salary of $260,000 plus an annual bonus payment of up to 40% of base salary, subject to our company achieving our financial goals and the achievement by Ms. Fisher of defined performance goals. In addition, the offer letter recommended the grant of a 375,000 share stock option vesting over four years. Upon Ms. Fisher’s termination of employment with our company on October 27, 2004, this agreement terminated and Ms. Fisher received a severance payment in the amount of $130,000.
      On August 11, 2003, we entered into an offer letter with Michael M. Stewart, our former Vice President, Worldwide Sales, which provided for an annual base salary of $200,000, a maximum 2003 bonus payment of $50,000 and a targeted 2004 bonus payment of up to 150% of base salary based on the achievement of defined performance goals. In addition, the offer letter recommended the grant of a 300,000 share stock option vesting over four years. Upon Mr. Stewart’s termination of employment with our company on July 1, 2005, this agreement terminated.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee of our Board of Directors currently consists of Messrs. Garrison and Shoemaker. Neither of these individuals has at any time been an employee or officer of our company. Until the Compensation Committee was formed in August 1999, the full Board of Directors made all decisions regarding executive compensation.
      None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Equity Compensation Plan Information
      The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2004. Footnote (1) to the table sets forth the total number of shares of common stock issuable upon exercise of options we assumed and common stock issuable upon exercise of options granted under plans we assumed in mergers and acquisitions.

	(a)	(b)	(c)

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column(a))

Equity compensation plans approved by security holders(2)(3)	13,409,645	$6.03	3,269,761	(4)
Equity compensation plans not approved by security holders(5)	12,673	$7.00	—

Total	13,422,318	$6.03	3,269,761

(1)	The table does not include information for equity compensation plans assumed by us in mergers and acquisitions. A total of 132,394 shares of common stock was issuable upon exercise of options assumed by us and options granted under plans assumed by us, and outstanding as of December 31, 2004, including (i) 54,295 shares issuable upon exercise of options assumed by us in our merger with Phobos Corporation in November 2000, (ii) 16,599 shares issuable upon exercise of options we assumed in our acquisition of Ignyte Technology, Inc. in March 2001, and (iii) 61,500 shares issuable upon exercise of options assumed by us in our acquisition of the assets and business of RedCreek Communications, Inc. in October 2001.

(2)	These plans include (i) our 1998 and 1994 Stock Option Plans, and (ii) our 1999 Employee Stock Purchase Plan.

(3)	The number of shares reserved for issuance under our 1998 Stock Option Plan is subject to an automatic annual increase on the first day of 2001 through 2008 equal to the lesser of, (i) 4,000,000 shares; (ii) 4%

of our outstanding common stock on the last day of the immediately preceding fiscal year; or (iii) a lesser number of shares determined by our Board of Directors.

(4)	Includes 1,309,360 shares of our common stock available for issuance under our 1999 Employee Stock Purchase Plan as of December 31, 2004.

(5)	Represents outstanding options that were issued under Individual Written Compensation Agreements in connection with the recruitment and employment of new employee hires from RedCreek Communications. The weighted average exercise price of these grants was $7.00.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Since January 1, 2003, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of our common stock had or will have a direct or indirect material interest other than:

•	compensation arrangements which are described under the heading “Employment Contracts and Termination of Employment and Change in Control Arrangements” above; and

•	the transactions described below.
      On January 21, 2005, Robert D. Selvi, our Chief Financial Officer, was granted an option to purchase 375,000 shares of our common stock under our 1998 Stock Option Plan. The option has a per share exercise price of $6.22, expires on January 21, 2015, and vests as to one-fourth of the shares on January 21, 2006 and as to one-forty-eighth of the shares at the end of each month thereafter, subject to Mr. Selvi’s continued employment with our company.
      On May 2, 2005, Matthew Medeiros, our President and Chief Executive Officer, was granted an option to purchase 250,000 shares of our common stock under our 1998 Stock Option Plan. The option has a per share exercise price of $5.19, expires on May 2, 2015, and vests as to one-fourth of the shares on May 2, 2006 and as to one-forty-eighth of the shares at the end of each month thereafter, subject to Mr. Medeiros’ continued employment with our company.
      Our Articles of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by California law. We have also entered into indemnification agreements with our officers and directors. An updated form of indemnification agreement was approved by our Board of Directors on July 27, 2005. These agreements contain provisions that may require us, among other things, to indemnify our officers and directors against liabilities that may arise by virtue of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other securities on a Form 4 or Form 5. Such executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all of our executive officers, directors and 10% shareholders made all the necessary filings under Section 16(a) during fiscal year 2004, with the following exceptions. Frederick M. Gonzalez, Robert B. Knauff and Michael M. Stewart were each late with a Form 4 filing for an option granted on October 11, 2004.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The following is the report of the Compensation Committee of our Board of Directors describing the compensation policies and rationale applicable to our executive officers.

Compensation Philosophy
      Our philosophy in setting our company’s compensation policies for executive officers is to maximize shareholder value over time. The Compensation Committee sets our compensation policies applicable to our executive officers, including our Chief Executive Officer, and evaluates the performance of such officers. The Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in shareholder value and has adopted the following guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables us to attract and retain key executive talent.

•	Align all pay programs with our annual and long-term business strategies and objectives.

•	Provide variable compensation opportunities that are directly linked to our performance and that link executive reward to shareholder return.
      The Committee also believes that it is in the best interests of our shareholders for our executive officers (as well as for the members of our Board of Directors and certain other individuals) to own our stock, depending upon such persons’ respective positions with our company.

Executive Officer Compensation
      The Compensation Committee focuses primarily on the following three components in forming the total compensation package for our executive officers: (i) Base Salary; (ii) Annual Incentive Bonus; and (iii) Long-Term Incentives.
      The Committee establishes each executive’s compensation package by considering: (i) the salaries of executive officers in similar positions in companies in the same industry as our company and in related industries; (ii) the experience and contribution level of the individual executive officer; and (iii) our financial performance. The Committee also relies on the recommendations of our Chief Executive Officer in matters related to the individual performance of the other executive officers, because the Committee believes that our Chief Executive Officer is the most qualified to make this assessment.

Base Salary
      Our Chief Executive Officer annually recommends executive officer compensation programs to the Committee that are intended to compensate executives competitively within the high-technology marketplace. The Committee determines executive base salaries on an individual basis by evaluating each executive’s scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. The Committee annually reviews base salaries for our executives.

Annual Incentive Bonus
      The Committee awards annual cash bonuses for executive officers (other than those who receive commissions). These awards are intended to provide a direct link between management compensation and the achievement of corporate and individual objectives. At the beginning of each year, we set certain corporate objectives (including financial performance goals), and each individual manager sets his or her own personal objectives to support the achievement of the corporate objectives. At the end of the year, performance is assessed and the level of bonus payable, if any, is determined. Achievement of corporate objectives is given more weight than achievement of individual objectives for purposes of determining the annual bonus.

Long-Term Incentives
      The Committee provides our executive officers with long-term incentives through grants of stock options. The Committee is responsible for determining who should receive the grants, when the grants should be made, the exercise price per share and the number of shares to be granted. The Committee considers grants of options to executive officers during each fiscal year. When determining the number of stock options to be awarded to an executive officer, the Committee considers the executive’s current contribution to our performance, the executive officer’s anticipated contribution in meeting our long-term strategic performance goals and corporate performance as determined by the Committee. The relative weight given to these factors varies with each executive in the sole discretion of our Board of Directors or the Committee.
      The Committee believes that stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in our company and to share in the appreciation of the value of our common stock. The Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. The options also utilize vesting periods in order to encourage key employees to continue to be employed by our company. All options to executive officers to date have been granted at least at the fair market value of our common stock on the date of the grant.

Compensation of our Chief Executive Officer
      The Compensation Committee reviews our Chief Executive Officer’s compensation annually using the same criteria and policies as are employed for other executive officers.

Adoption of Non-Qualified Deferred Compensation Plan
      On April 20, 2004 the Compensation Committee recommended, and on June 4, 2004, our Board of Directors approved, the adoption of a Non-Qualified Deferred Compensation Plan (“DCP”) for highly compensated employees of our company and for members of our Board of Directors. Under the terms of the DCP, participants are able to defer on a pre-tax basis compensation in the form of base salary, commissions, annual bonus, director meeting fees and director annual retainer fees up to certain pre-defined limits. Our company does not contribute to the plan and participation is voluntary. Participants are deemed to be invested in a selection of not publicly traded mutual funds that are available through a variable universal life insurance carrier. There is no guaranteed minimum rate of return. The DCP is not a tax-qualified retirement plan (in contrast to our 401(k)). As a consequence, participants have a risk of forfeiture should our company become insolvent. The Compensation Committee believes that allowing participants to accumulate savings on a tax-deferred basis, beyond what may be contributed to our company’s 401(k) plan, increases the ability of our company to retain and to recruit key employees and to recruit new members to our Board of Directors.

Compensation in Excess of $1 Million per Year
      Compensation payments in excess of $1,000,000 to our Chief Executive Officer or our other most highly compensated executive officers are subject to a limitation on deductibility for our company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation may not be subject to the limitation on deductibility. Cash compensation for fiscal year 2004 for our Chief Executive Officer or any other executive officer was not in excess of $1,000,000.

Summary
      The Compensation Committee believes that its executive compensation philosophy serves the interests of our company and our shareholders.

David W. Garrison, Chairman
John C. Shoemaker

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee of our Board of Directors serves as the representative of our Board for general oversight of our financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. PricewaterhouseCoopers LLP, our independent auditors for fiscal year 2004, was responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. Our current independent auditors, Armanino McKenna LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles for the fiscal year ending December 31, 2005.
      The Audit Committee is composed of four members: Charles Berger, David W. Garrison, Cary H. Thompson and Edward F. Thompson. The members of the Audit Committee are independent as defined under the applicable rules of the SEC and National Association of Securities Dealers. All members of the Audit Committee are financially literate and Edward F. Thompson has accounting or related financial management expertise. In this context, the Audit Committee reported, in connection with the fiscal year 2004 audit of our financial statements:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU §380), as modified or supplemented.

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with them their independence.

4. Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board of Directors, and our Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Such Form 10-K was filed with the SEC on March 21, 2005, and amended by Form 10-K/ A filed with the SEC on May 16, 2005.

Edward F. Thompson, Chairman
Charles Berger
David W. Garrison
Cary H. Thompson

STOCK PERFORMANCE GRAPH
      Below is a line graph comparing relative performance in the cumulative return to shareholders of our common stock with the cumulative return on the Nasdaq Stock Market, Russell 2000 Index and RDG Technology Composite Index over a 60-month period commencing December 31, 1999 and ending on December 31, 2004. This graph assumes the investment of $100 on December 31, 1999 and the reinvestment of dividends, if any, through December 31, 2004.
      The comparisons shown in the graph below are based upon historical data. We consistently caution that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of our common stock.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SONICWALL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE RUSSELL 2000 INDEX AND THE RDG TECHNOLOGY COMPOSITE INDEX

*	$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.
      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings made by us under those statutes, the Compensation Committee report and stock performance graph shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us.

OTHER MATTERS
Discretionary Authority
      The 2005 Annual Meeting is called for the specific purposes set forth in the Notice of Annual Meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement the only matters which management intends to present, or is informed or expects that others will present for action at the 2005 Annual Meeting, are those matters specifically referred to in such Notice. We have not been notified by any shareholder of his, her or its intention to present a shareholder proposal from the floor at the 2005 Annual Meeting, and the deadline for submitting proposals as computed in accordance with our Bylaws for the 2005 Annual Meeting occurred on August 27, 2005, the date 60 days prior to the 2005 Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the 2005 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Frederick M. Gonzalez
Vice President, General Counsel and
Corporate Secretary
Dated: September 12, 2005
Sunnyvale, California

Dear Shareholder:
Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of SonicWALL that require your immediate attention.
Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.
Thank you in advance for your prompt consideration of these matters.
Sincerely,
SonicWALL, Inc.

SONICWALL, INC.
1143 Borregas Avenue
Sunnyvale, CA 94089
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
PROXY
     The undersigned hereby appoints Matthew Medeiros and Frederick M. Gonzalez, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of SonicWALL, Inc. held of record by the undersigned on August 31, 2005 at the Annual Meeting of Shareholders to be held on October 26, 2005 and any adjournments thereof.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED HEREIN, “FOR” PROPOSAL 2, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.
     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

     Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SONICWALL	VOTE BY INTERNET – www.proxyvote.com
1143 BORREGAS AVENUE SUNNYVALE, CA 94089	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by SonicWALL, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SonicWALL, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SNCWL1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SONICWALL, INC.
     Vote on Directors

1. Election of Directors:		For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s name on the line below.
Nominees:
(01) Charles Berger	(05) Keyur A. Patel
(02) David W. Garrison	(06) John C. Shoemaker	☐	☐	☐
(03) Charles D. Kissner	(07) Cary H. Thompson
(04) Matthew Medeiros	(08) Edward F. Thompson

Vote on Proposals	For	Against	Abstain

2. Ratification of the selection of Armanino McKenna LLP as independent auditors.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.	☐	☐	☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

For address changes and/or comments, please check this ☐ box and write them on the back where indicated

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date